  Exhibit 99.1

For Immediate Release	Contact Information
Monday, January 24, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Believes Lawsuit Without Merit

SAN ANTONIO -- January 24, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today announced that a lawsuit has been filed against the Company and its directors in the Court of Chancery of the State of Delaware. The action was brought by Third Point LLC and various Third Point affiliates, which claim to collectively own and control more than 8 percent of the outstanding common stock of TXCO.

This lawsuit arises from the appointment of James L. Hewitt as an independent, Class B director on Jan. 11, 2008, to fill the vacancy created by the retirement of Stephen M. Gose Jr. in December 2006. Mr. Hewitt will complete Mr. Gose's term as a Class B director, which extends until TXCO's 2009 Annual Meeting.

The lawsuit alleges that TXCO's board breached its fiduciary duty when it appointed Mr. Hewitt to the board of directors. The plaintiffs seek injunctive and declaratory relief to nullify the appointment of Mr. Hewitt to TXCO's board of directors and to award fees and costs of litigation.

TXCO believes the appointment of Mr. Hewitt as a director was valid and that his extensive background in finance, banking and business brings valuable experience to TXCO's board of directors.

The Company believes the allegations in the Third Point lawsuit are without merit and intends to vigorously defend the suit.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to intended litigation strategies and the outcome of legal proceedings. Investors are cautioned that all forward-looking statements involve risks and uncertainty that are beyond TXCO's ability to control or predict. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential risk factors is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the period ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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